Exhibit 4.12

THIS AMENDMENT TO PROMISSORY NOTES

Is dated effective this 19th day of April, 2006

BETWEEN

DataJungle Ltd., a Canadian corporation having an office at 1 Hines Road, Suite 202, Ottawa, Ontario, K2K 3C7

(Hereinafter, the “Company”)

AND

Capital House Corporation, a corporation having an office at 30 Metcalfe Street, Suite 620, Ottawa, Ontario, K1P 5L4

(Hereinafter, “Lender”)

WHEREAS:

i.

Lender advanced funds to the Company and the Company executed promissory notes in favor of Lender for $7,000.00 CAD dated November 25, 2005 and $41,000 CAD dated November 30, 2005 (the “Notes”) to evidence the funds advanced;

ii.

Lender requested that the Company modify the Notes to provide for, amongst other modifications, provisions to convert the Notes into shares of common stock and warrants to purchase shares of common stock of DataJungle Software Inc. (“DJSW”) on terms and conditions consistent with other sources of funding to the Company;

iii.

The Board of Directors of DJSW approved the renegotiation of the Notes at a meeting on March 31, 2006 and informed Lender of that approval;

iv.

Company and Lender desire to amend the Notes.

THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and Lender agree as follows:

1.

Paragraph b. of each of the Notes is deleted in its entirety and replaced with:

The Loan together with any other obligations owing to Lender in accordance with this Note is secured by and repayable in full from receipt by Borrower of proceeds from the present and future accounts receivables due to Borrower.

2.

The following paragraph is added to each of the Notes:

The Lender or holder may at any time and from time to time on notice to the Company and DJSW require that all or any portion of the outstanding principal and accrued interest be converted into shares of common stock of DJSW plus warrants for the purchase of shares of common stock of DJSW at the conversion rate of $0.20 U.S. per share plus a warrant exercisable for the number of shares of common stock equal to one hundred percent (100%) of the number of shares of common stock purchased by the Lender or holder.  The warrant will be exercisable until December 31, 2010 and will have an exercise price equal to $0.30 U.S. per share.

3.

All other terms and conditions of the Notes shall remain the same.

In Witness Whereof, Company and Lender have executed this Amendment to Promissory Notes this 16th day of April, 2006

Capital House Corporation

DataJungle Ltd.

/s/ Bruce Benn

/s/ Denes Bartakovich

Per: Bruce Benn

Per:  Denes Bartakovich

        President

         COO

/s/ Larry Bruce

Per: Larry Bruce

        CFO

DataJungle Software Inc.

/s/ Denes Bartakovich

Per:  Denes Bartakovich

        COO

/s/ Larry Bruce

Per: Larry Bruce

        CFO